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                                                                    EXHIBIT 99.1

                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT (the "Agreement") is made and entered into as of the date on the signature page (the "Date of this Agreement") by and between Summit Properties, Inc. and Summit Management Company, both Maryland corporations (collectively referred to herein as the "Company") and Douglas E. Brout ("Employee").

                              STATEMENT OF PURPOSE

         The Company and Employee have mutually agreed to terminate their employment relationship. This Agreement sets forth the parties' understandings and agreements with respect to such employment termination and related matters.

         NOW, THEREFORE, in consideration of the aforesaid Statement of Purpose, the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. Termination of Employment. Employee hereby resigns from his employment with the Company and from all offices, committees and positions he holds with the Company, Summit Properties Partnership, L.P., and any affiliated and associated companies and entities (the "Affiliates"), said resignation to be effective on May 23, 2003 (the "Termination Date"). Employee agrees not to reapply for employment with the Company in the future.

         2. Compensation by Company. Employee acknowledges that the Company has paid, or shall pay to him in the ordinary course of business, all compensation (including wages, commissions, deferred and incentive compensation, bonuses and stock awards) and other benefits of any kind to which he was entitled through the Date of this Agreement, including pay for his final pay period and his unused, accrued vacation. Employee expressly acknowledges and agrees that he is not entitled to receive, and will not receive, any additional compensation or benefits of any kind from the Company, except as expressly set forth in this Agreement.

         3. Payments by the Company. In consideration of the covenants and agreements set forth herein, the Company agrees to pay or provide Employee with the following:

         (a) The Company will pay Employee $7,500.00 upon the Effective Date of this Agreement.

         (b) Employee shall be entitled to elect to continue his medical insurance coverage under the COBRA provision of federal law. The Company shall pay or reimburse Employee for difference between the cost of such coverage and the amount of his co-payment when employed, for the period from the Termination Date through December 31, 2003, so long as employee does not become eligible for group medical insurance coverage under a subsequent employer's plan.

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         (c)      Employee may have vested interests in a Company-sponsored
                  401-k plan. Employee's interests in said 401-k plan shall be paid when and as provided in, and otherwise subject to, the terms, provisions and conditions of said 401-k plan, and nothing in this Agreement shall modify or override those terms, provisions or conditions. Employee's right to make contributions to the 401-k plan shall terminate on the Termination Date.

         (d) Employee may have vested interests in the Summit Properties, Inc. Compensation Exchange Plan and the Summit Properties, Inc. 1994 Stock Option and Incentive Plan, as Amended and Restated. Except as provided hereafter in Paragraph 4(b), Employee's interests in said plans shall be paid when and as provided in, and otherwise subject to, the terms, provisions and conditions of said plans, and nothing in this Agreement shall modify or override those terms, provisions or conditions.

         (e) The Company will pay or reimburse Employee for reasonable business-related expenses accrued as of the Termination Date in accordance with its policies and practices as applicable to Employee immediately prior to the Termination Date. Except as otherwise provided in the Consulting Agreement, the Company will not otherwise reimburse expenses accrued after the Termination Date.

         The above payment(s) shall be subject to applicable withholdings.

         4. Special Benefits. In consideration of the covenants and agreements set forth herein, the Company agrees to provide Employee with the following special benefits:

         (a) Promissory Notes and Security Agreements. The Company will not forgive any loans made to the Employee by the Company or it's affiliates, including Employee's Promissory Notes and Security Agreements. Any such loans will be governed pursuant to the terms of its respective note.

         (b) Vesting and Exercise of Awards under the 1994 Stock Option and Incentive Plan, as Amended and Restated. Employee has the following awards of restricted stock grants awarded pursuant to certain letter agreements between Employee and the Company which will vest on or prior to December 31, 2003 and awards of stock options awarded pursuant to certain Incentive Stock Option Agreements, (collectively the "Award Agreements") between the Employee and the Company which have vested or will vest on or prior to December 31, 2003 and which , if not previously exercised or forfeited, will be subject to exercise as set forth below:

                                                   Options
Grant Date        Award           Vesting Date   Exercisable    Exercise Price

10/10/00    84 restricted grants    10/10/03
10/10/00    84 restricted grants    10/10/03
10/10/00    84 restricted grants    10/10/03

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01/13/99    2400 options            02/01/99        0               $16.50
01/13/99    2400 options            02/01/00        0               $16.50
01/13/99    2400 options            02/01/01        0               $16.50
01/05/01    2400 options            02/01/02        2400            $16.50
01/05/01    2400 options            02/01/03        2400            $16.50
01/09/01    17541 options           01/09/01        17541           $24.5625
01/09/01    17,541 options          01/09/02        17541           $24.5625
01/09/01    17,541 options          01/09/03        17541           $24.5625
01/09/01    2459 options            01/09/01        2459            $24.5625
01/09/01    2459 options            01/09/02        2459            $24.5625
01/09/01    2459 options            01/09/03        2459            $24.5625
02/06/02    12000 options           03/01/03        12000           $22.00


                  For the sole purposes of determining vesting of the above stock grants and option grants and, in the case of option grants, the three (3) month post-termination exercise period provided for in the Award Agreements, Employee will be treated as being employed through December 31, 2003, in lieu of requiring Employee to forfeit the unvested awards on the Termination Date pursuant to the Award Agreements. Employee may exercise all vested options through March 31, 2004 (i.e., a period of three (3) months from December 31, 2003). Other than as previously set forth in this paragraph, all Employee's restricted stock grants, performance stock grants and option grants shall continue to be governed by the terms of the agreements evidencing such grants and the terms of the Company's 1994 Stock Option and Incentive Plan.

                  Employee acknowledges and agrees that the designation of Employee as an employee of the Company solely for the purposes of determining vesting of the above stock grants and option grants constitutes a special benefit to which he was not otherwise entitled, and is being provided to him in consideration of the covenants and agreements set forth herein.

         (c) The Company shall provide Employee with, and with remote access to, a voice mail box (connected to the same telephone exchange or extension currently assigned to Employee) and e-mail account (at the same address currently assigned to Employee) through June 23, 2003.

         5. Consulting Services. Employee agrees that during the Separation Period, he will provide consulting services to the Company under the terms of the Consulting Agreement, which is attached as Exhibit A. Employee shall not be entitled to additional consideration beyond that provided in the Consulting Agreement for such consulting services.

         6. Confidential Information and Company Property. In consideration of the payments and other special benefits outlined above, Employee agrees and covenants that he shall not directly or indirectly disclose, reveal, use or remove from the Company's premises any Confidential Information (as hereinafter defined), other than as may be required or permitted under the Consulting Agreement or as may be required by law. Employee agrees to promptly return to the Company any property in his possession or under his control which belongs to the Company (other than the laptop computer and palm pilot issued to him by the Company, assuming proprietary information and licensed software programs have been deleted) as well as

                                       3

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any records containing Confidential Information (including without limitation any and all customer files), whether in written or electronic form. As used herein, "Confidential Information" means any information which

         (i) is, or is designed to be, used in the business of the Company or any customer of the Company, and

         (ii) is private or confidential and derives independent actual or potential commercial value from not being generally known or available to the public, and

         (iii) gives the Company or a customer of the Company an opportunity to obtain an advantage over competitors who do not know or use such information,

and includes, without limitation, the Company's customer database; any confidential or private technical, financial, marketing and business information relating to the Company, its Affiliates and their respective officers, directors, employees, stockholders, partners or the Company's customers; any formula, patent, device, plan, process or compilation of information, names or employment data relating to the Company, its Affiliates, or the Company's customers; intra-company memoranda and similar documentation; and any notes which reflect such Confidential Information. Confidential Information expressly includes, but is not limited to, information relating to the Company's business plans, practices, finances, products, pricing, customers and contracts. Notwithstanding the foregoing, this confidentiality obligation shall not apply to any information which becomes generally available to the public other than pursuant to a breach of this Section 6 by Executive.

         7. Acknowledgment of Proprietary Information. Employee hereby acknowledges the importance and value to the Company of the Confidential Information and the Company's need to protect same. Employee further acknowledges that the restrictions contained in Paragraph 6 hereof are, in view of the nature of the business of the Company, reasonably necessary to protect the legitimate interests of the Company and that any violation of such restrictions is a material breach of this Agreement and will result in irreparable injury to the Company.

         8. Anti-Pirating of Employees. In consideration of the payments and benefits provided in Paragraphs 3 and 4 above, Employee acknowledges and reaffirms his obligations in Paragraph 5(b) of the Employment Agreement between Employee whereby Employee agreed that for a two (2) year period immediately following the Termination Date, he would not hire, directly or indirectly, or entice or participate in any efforts to entice to leave the Company's employ, any person who was or is a "key employee" of the Company, as defined in the Employment Agreement, at any time during the twelve (12) month period immediately preceding the Termination Date.

         9. Anti-Pirating of Company Business. In consideration of the payments and benefits provided in Paragraphs 3 and 4 above, Employee acknowledges and reaffirms his obligations in Paragraph to Paragraph 5(c) of the Employment Agreement, whereby Employee agreed that for a period of one (1) year immediately following the Termination Date, Employee agrees not to engage in any manner, whether as an officer, employee, owner, partner,

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stockholder, director, consultant or otherwise - directly or indirectly - in any business which engages or attempts to engage, directly or indirectly, in the acquisition, development, construction, operation, management or leasing of any multifamily residential-use development that the Company or its Affiliates owns, operates or manages as of the Termination Date or that the Company or its Affiliates, has in any manner taken steps to acquire, develop, construct, operate, manage or lease (including without limitation making market surveys of a site, talking to the owner or his agent concerning the purchase or joint venture of a site, optioning or contracting to buy a site or discussions with the owner or his agent regarding managing or leasing a property) during the twelve (12) month period immediately preceding the Termination Date. The provisions of this Paragraph 9 may be altered or waived upon a request by Employee which is approved in writing by the Company in its sole discretion.

         10. Mutual Release. Employee, on behalf of himself and his heirs, personal representatives, successors and assigns (the "Employee Parties"), hereby releases and forever discharges the Company and its Affiliates, and each and every one of their respective present and former officers, directors, agents, employees, shareholders, owners, predecessors, successors and assigns (the "Company Parties"), of and from any and all claims, demands, actions and causes of action of any kind ("Claims") that he has or may have by reason of anything done or omitted to be done up to the Date of this Agreement. The Claims released hereby include but are not limited to (i) any and all Claims related to Employee's employment with the Company and the termination of same, including any Claims under the Employment Agreement (ii) any and all Claims by Employee for additional compensation or benefits other than the compensation and benefits set forth in this Agreement, including but not limited to wages, commissions, deferred and incentive compensation, bonuses, or other benefits of any kind,
(iii) any and all Claims relating to employment practices or policies of the Company or any of its Affiliates, and (iv) any and all Claims arising under any state or federal legislation (including, but not limited to, Claims under the Employee Retirement Income Security Act, the Family Medical Leave Act, and Claims of employment discrimination under Title VII of the 1964 Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or any act relating to military service). This mutual release shall not apply to acts defined as violations of federal, state, or local criminal statutes or ordinances.

         (a) The Company, on behalf of itself and each other Company Party, hereby releases and forever discharges each and every one of the Employee Parties of and from any and all Claims that it or any other Company Party has or may have by reason of anything done or omitted to be done up to the Date of this Agreement, with the exception of claims resulting from acts involving Employee's willful misconduct, gross negligence, and any acts defined as violations of federal, state or local criminal statutes or ordinance. It is understood and agreed that this release does not apply to any Claims under or arising out of this Agreement or the Consulting Agreement or Claims by Employee for indemnification which Employee may be entitled to from the Company or its Affiliates, whether pursuant to that certain Indemnification Agreement between the Company and Executive dated as of December 17, 2001 or otherwise.

         11. Confidentiality of this Agreement. The parties hereto shall not at any time, directly or indirectly, discuss with or disclose to anyone (other than by Employee to members of his immediate family, or by the parties to their respective attorneys, tax advisors and appropriate taxing authorities) the financial terms of this Agreement, except as otherwise provided or

                                       5

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required by law. The parties hereto agree to advise the above persons of the requirement of confidentiality and obtain their agreement to this requirement before making any disclosure.

         12. Non-disparagement; Employment Reference. Employee agrees that he will refrain from making negative or derogatory comments about the Company, its Affiliates and their respective officers, employees and agents and the Company and its Affiliates agree to refrain from making negative or derogatory comments about Employee.

         13. Provisions Relating to ADEA Release. Employee represents to the Company that he is aware, understands and agrees that:

         (a) he is voluntarily entering into and signing this Agreement;

         (b) the claims waived, released and discharged in Paragraph 10 of this Agreement include any and all claims Employee has or may have arising out of or related to his employment with the Company or his termination, including any and all claims under the Age Discrimination in Employment Act (the "ADEA");

         (c) those claims waived, released and discharged in that Paragraph 10 do not include, and Employee is not waiving, releasing or discharging, any claims that may arise after the Date of this Agreement;

         (d) The payments and benefits described pursuant to Paragraphs 3 and 4 above include consideration that Employee was not entitled to receive before signing this Agreement;

         (e) Employee was given twenty-one (21) days within which to consider this Agreement;

         (f) Employee had and has the right to consult with an attorney regarding this Agreement before signing it;

         (g) Employee may revoke this Agreement at any time within seven (7) days after the day he signs this Agreement, and this document will not become effective or enforceable until the eighth day after the Date of this Agreement (the "Effective Date of this Agreement"), on which day this Agreement will automatically become effective and enforceable unless previously revoked within that seven-day period; and

         (h) EMPLOYEE HAS CAREFULLY READ THIS DOCUMENT, AND FULLY UNDERSTANDS EACH AND EVERY TERM.

         14. [Intentionally Omitted.]

         15. Miscellaneous.

                  (a) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns. In the event of a merger or other combination transaction involving the Company, the provisions of this Agreement shall be binding upon and inure to the benefit of the Company, if it is the surviving entity, or the entity

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

that is the successor to the Company. This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, executors and administrators.

                  (b) Choice of Law. This Agreement shall be construed under and controlled by the laws of the State of North Carolina.

                  (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels all prior or contemporaneous oral or written agreements and understandings between them with respect to the subject matter hereof. The parties acknowledge that the Indemnity Agreement is not affected or superceded by this Agreement and remains in full force and effect.

                  (d) Severability. If any provision of this Agreement is declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect or impair the validity or enforceability of any other provision of this Agreement or the remainder of this Agreement as a whole.

                  (e) Paragraph Headings; Interpretation. Paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement is to be interpreted for or against any party because that party or its legal representative drafted such provision.

                  (f) No Waiver. No waiver by any party of any breach by any other party of any provision hereof shall be deemed to be a waiver of any other breach hereof or a waiver of any such or other provision of this Agreement.

                  (g) Amendment. This Agreement shall not be modified or amended except by a writing executed by the parties hereto, duly authorized as applicable.

                  (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which, together, shall constitute but one and the same agreement.

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


         IN WITNESS WHEREOF, Employee has hereunto set his hand and seal, and the Company has caused this Agreement to be executed by its duly authorized officer, all as of June 19, 2003.


                                             Employee:


                                             /S/ Douglas E. Brout         [SEAL]
                                             -----------------------------
                                             Name: Douglas E. Brout



                                             Company:

                                             Summit Properties Inc


                                             By: /S/ Michael L. Schwarz
                                                 -------------------------------
                                                 Name:  Michael L. Schwarz
                                                 Title: Executive Vice President



                                             Summit Management Company


                                             By: /S/ Michael L. Schwarz
                                                 -------------------------------
                                                 Name:  Michael L. Schwarz
                                                 Title: Vice President